Archer Daniels Midland Company 4666 Faries Parkway Decatur, Il 62526

News Release

FOR IMMEDIATE RELEASE	November 6, 2007

ARCHER DANIELS MIDLAND REPORTS FIRST QUARTER RESULTS

Decatur, IL — November 6, 2007— Archer Daniels Midland (NYSE: ADM)

►   Net earnings for the quarter ended September 30, 2007 increased $ 38 million to $ 441 million - $ .68 per share from $ 403 million - $ .61 per share last year.

“ADM delivered record first quarter earnings,” said Chairman and CEO Patricia A. Woertz. “These exceptional results demonstrate the strength of ADM’s diversified asset and product portfolio.  Where excellent first quarter earnings of a year ago reflected steep growth in the ethanol market, our record first quarter earnings this year demonstrate our strengths in sweeteners & starches, oilseed processing and our global capabilities in grain merchandising and handling.  With our unique business model, spanning diverse markets, we are capturing value from changing market conditions.”

►     Segment operating profit for the quarter increased 23% to $ 797 million from $ 648 million last year.

•	Oilseeds Processing operating profit increased on improved margin conditions, due to strong global protein and oil demand.

•
Corn Processing operating profit declined due to lower ethanol sales prices and volumes and higher net corn costs. Last year’s Bioproducts results reflect the positive impact on ethanol volumes and prices of the phase out of MTBE.

•	Agricultural Services operating profit increased due to improved global grain merchandising and handling results.

•	Other operating profit increased primarily due to improved Financial private equity fund investment results.

Archer Daniels Midland Company

► Financial Highlights
(Amounts in millions, except per share data and percentages)

	THREE MONTHS ENDED
	9/30/2007	9/30/2006	% CHANGE
Net sales and other operating income	$12,828	$9,447	36%
Segment operating profit	$797	$648	23%
Net earnings	$441	$403	9%
Earnings per share	$.68	$.61	11%
Average number of shares outstanding	647	661	(2)%

Discussion of Operations

Net sales and other operating income increased 36 % to $ 12.8 billion.  Increased selling prices resulting from sharp rises in commodity prices accounted for approximately 75 % of the increase while higher sales volumes, principally vegetable oil and wheat, accounted for the remaining 25 % increase.

A summary of first quarter operating profit and net earnings is as follows:

	First Quarter
	FY 2008	FY 2007	Inc (Dec)

Oilseeds Processing	$209	$170	$39
Corn Processing	253	289	(36)
Agricultural Services	229	115	114
Other	106	74	32
Segment operating profit	797	648	149
Corporate	(150)	(72)	(78)
Earnings before income taxes	647	576	71
Income taxes	(206)	(173)	(33)
Net earnings	$441	$403	$38

Net earnings increased $ 38 million due principally to a $ 149 million increase in segment operating profits partially offset by increased corporate charges related principally to LIFO inventory valuations and costs associated with the realignment of our organizational structure. In addition, income taxes increased due primarily to the increased pretax earnings and to a higher effective tax rate resulting from changes in the geographic mix of earnings.

Archer Daniels Midland Company

Oilseeds Processing
Operating profits consist of earnings from:

	First Quarter
	FY 2008	FY 2007	Inc (Dec)

Crushing and origination	$131	$104	$27
Refining, packaging, biodiesel, and other	62	49	13
Asian joint ventures	16	17	(1)
Total Oilseeds Processing	$209	$170	$39

Oilseeds Processing operating profit increased $ 39 million to $ 209 million from $ 170 million last year due principally to strong global demand for protein meal and oil. Worldwide crush volumes increased 2.4% to 7.2 million metric tons. Crushing and origination results increased $ 27 million due principally to better crush margins in North America and improved origination results in South America partially offset by a reduction in crush margins in Europe. Value added refining, packaging and biodiesel results increased $ 13 million principally from improved refining volumes and margins. Fiscal year 2008 results include asset abandonment charges of $ 3 million.

Corn Processing
Operating profits consist of earnings from:

	First Quarter
	FY 2008	FY 2007	Inc (Dec)

Sweeteners and starches	$164	$119	$45
Bioproducts	89	170	(81)
Total Corn Processing	$253	$289	$(36)

Corn Processing operating profit decreased $ 36 million to $ 253 million from $ 289 million last year due principally to lower ethanol sales prices and volumes and higher net corn costs which were partially offset by favorable risk management results. Sweeteners and Starches operating profit increased $ 45 million to $ 164 million on higher average sweetener and starch selling prices partially offset by higher net corn costs. Bioproducts results declined $ 81 million to $ 89 million due principally to higher net corn costs and lower ethanol selling prices and volumes.  Last year’s Bioproducts results reflect the positive impact on ethanol volumes and prices of the phase out of MTBE.

Archer Daniels Midland Company

Agricultural Services
Operating profits consist of earnings from:

	First Quarter
	FY 2008	FY 2007	Inc (Dec)

Merchandising and handling	$185	$65	$120
Transportation	44	50	(6)
Total Agricultural Services	$229	$115	$114

Agricultural Services results increased $ 114 million to $ 229 million due principally to improved global merchandising and handling results as volatile commodity market conditions, large North American crops and global wheat shortages provided profit opportunities. Transportation results declined due principally to lower barge freight volumes.

Other
Operating profits consist of earnings from:

	First Quarter
	FY 2008	FY 2007	Inc (Dec)

Wheat, cocoa and malt	$38	$43	$(5)
Financial	68	31	37
Total Other	$106	$74	$32

Other operating profit increased $ 32 million due principally to improved results of private equity fund investments and gains on sales of securities. This increase was partially offset by a decrease in Wheat, Cocoa and Malt operating profits due principally to decreased cocoa processing results as higher cocoa bean and carrying costs negatively impacted press margins.

Corporate
Corporate results consist of the following:

	First Quarter
	FY 2008	FY 2007	Inc (Dec)

LIFO (charge)	$(83)	$(17)	$(66)
Investment income	41	18	23
Corporate costs	(90)	(70)	(20)
Other	(18)	(3)	(15)
Total Corporate	$(150)	$(72)	$(78)

First Quarter FY08 corporate costs include a $ 23 million charge resulting from an organizational realignment initiative.

Archer Daniels Midland Company

Conference Call Information
Archer Daniels Midland Company will host a conference call and audio Web cast at 8:00 a.m. Central Time on Tuesday, November 6, 2007 to discuss financial results and provide a Company update.  In addition, a financial summary slide presentation will be available to download approximately 60 minutes prior to the start of the call.  To listen to the call and download the slide presentation via the Internet, go to: www.admworld.com/webcast.  To listen by phone, dial 866-362-4832 or 617-597-5364; the access code is 96292944.  Replay of the call will be available beginning on November 6, 2007, at 11:00 a.m. Central Time and ending November 13, 2007.  To listen to the replay by telephone, dial 888-286-8010 or 617-801-6888; the access code is: 43916326.  To listen to the replay online, visit www.admworld.com/webcast.

Archer Daniels Midland Company (ADM) is the world leader in BioEnergy and has a premier position in the agricultural processing value chain.  ADM is one of the world’s largest processors of soybeans, corn, wheat and cocoa.  ADM is a leading manufacturer of biodiesel, ethanol, soybean oil and meal, corn sweeteners, flour and other value-added food and feed ingredients.  Headquartered in Decatur, Illinois, ADM has over 26,000 employees, more than 240 processing plants and net sales for the fiscal year ended June 30, 2007 of $44 billion.  Additional information can be found on ADM’s Web site at http://www.admworld.com/.

Contacts:
Victoria Podesta	Dwight Grimestad
Vice President, Corporate Communications	Vice President, Investor Relations
217/451-8637	217/424-4586

(Financial Tables Follow)

November 6, 2007

ARCHER DANIELS MIDLAND COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	Three months ended
	September 30
	2007	2006
	(in millions, except per share amounts)

Net sales and other operating income	$12,828	$9,447
Cost of products sold	11,898	8,581
Gross profit	930	866
Selling, general and administrative expenses	354	310
Other income – net	(71)	(20)
Earnings before income taxes	647	576
Income taxes	206	173
Net earnings	$441	$403

Diluted earnings per common share	$.68	$.61
Average number of shares outstanding	647	661

Other income – net consists of:
Interest expense	$88	$97
Investment income	(63)	(61)
Net gain on marketable securities transactions	(15)	(4)
Equity in earnings of unconsolidated affiliates	(85)	(57)
Other – net	4	5
	$(71)	$(20)

Operating profit (loss) by segment is as follows:
Oilseeds Processing	$209	$170
Corn Processing	253	289
Agricultural Services	229	115
Other	106	74
Total segment operating profit	797	648
Corporate	(150)	(72)
Earnings before income taxes	$647	$576

November 6, 2007

ARCHER DANIELS MIDLAND COMPANY
SUMMARY OF FINANCIAL CONDITION
(unaudited)

	September 30, 2007	June 30, 2007
	(in millions)

NET INVESTMENT IN
Working capital	$10,082	$7,787
Property, plant, and equipment	6,228	6,010
Investments in and advances to affiliates	2,624	2,498
Long-term marketable securities	684	657
Other non-current assets	838	831
	$20,456	$17,783

FINANCED BY
Short-term debt	$2,523	$468
Long-term debt, including current maturities	4,800	4,817
Deferred liabilities	1,313	1,245
Shareholders' equity	11,820	11,253
	$20,456	$17,783

SUMMARY OF CASH FLOWS
(unaudited)
	Three Months Ended
	September 30
	2007	2006
	(in millions)
Operating Activities
Net earnings	$441	$403
Depreciation and asset abandonments	185	171
Other – net	17	7
Changes in operating assets and liabilities	(1,853)	(504)
Total Operating Activities	(1,210)	77
Investing Activities
Purchases of property, plant and equipment	(359)	(251)
Net assets of businesses acquired	(5)	(20)
Other investing activities	140	(45)
Total Investing Activities	(224)	(316)
Financing Activities
Long-term debt borrowings	17	10
Long-term debt payments	(39)	(42)
Net borrowings under lines of credit	2,041	168
Purchases of treasury stock	(60)	–
Cash dividends	(74)	(66)
Proceeds from exercises of stock options	7	14
Total Financing Activities	1,892	84
Increase (decrease) in cash and cash equivalents	458	(155)
Cash and cash equivalents - beginning of period	663	1,113
Cash and cash equivalents - end of period	$1,121	$958